As filed with the Securities and Exchange Commission on November 18, 2008

Registration No.______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BP p.l.c.

(Exact name of Registrant as specified in its charter)

Not applicable

(Translation of Registrant’s name into English)

England and Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 St. James’s Square

London SW1Y 4PD, England

+44 (0) 20-7496-4000

(Address and telephone number of Registrant’s principal executive offices)

Suzanne R. Sawada

Vice-President

BP America Inc.

4101 Winfield Road

Warrenville, Illinois 60555

(630) 821-2419

(Name, address and telephone number of agent for service)

Copies to:

Rupert M. Bondy

Group General Counsel

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

+44 (20) 7496 4452

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement has become effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Ordinary Shares, of nominal value US $0.25 each	30,000,000	$6.8501	$205,503,000	$8,076.27

(1)

BP p.l.c. American Depositary Shares (“BP ADSs”) evidenced by American Depositary Receipts issuable upon deposit of ordinary shares, of nominal value U.S.$0.25 each (“BP Ordinary Shares”), of the Registrant were registered under a separate registration statement on Form F-6. Each BP ADS represents six BP Ordinary Shares.

(2)

Calculated pursuant to Rule 457(c), based on the average high and low sale prices per BP Ordinary Share, as reported on the London Stock Exchange on November 13, 2008, translated at an exchange rate of British pounds sterling 1.00 = U.S. $1.4799 (the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on such date).

BP Direct Access Plan

Prospectus

______________

BP p.l.c. American Depositary Shares

BP Company North America Inc., a Delaware corporation (“BP North America”), is pleased to offer the BP Direct Access Plan (the “Plan”). The Plan is designed to provide investors in the United States and Canada with an easy and inexpensive way to invest in BP p.l.c. (“BP”), an English public limited company that is the parent of BP North America.

Key features of the Plan are that you can:

•	Enroll in the Plan for free.
•	Purchase BP American Depositary Shares (“BP ADSs”) without a personal broker and with no fees or commissions.
•	Start your investment with as little as U.S. $250 or one BP ADS, or by committing to make a minimum of five consecutive monthly automatic withdrawals of at least U.S. $50 each from your bank account.
•	Increase your ownership of BP ADSs by automatically reinvesting your cash dividends.
•	Purchase additional BP ADSs at any time or on a regular basis through optional cash investments.
•	Make additional investments of as little as U.S. $50 per investment up to as much as U.S. $250,000 per year.
•	Transfer BP ADSs easily or sell at low cost.
•	Own and transfer your BP ADSs without holding or delivering paper certificates.
•	Invest through an IRA or similar tax-advantaged account.

The Plan holds BP ADSs, which are listed on the New York Stock Exchange under the trading symbol “BP.” The Plan is open to new investors in the U.S. and Canada wishing to purchase BP ADSs, as well as to existing holders of BP ADSs in the U.S. and Canada who want to reinvest their cash dividends in additional BP ADSs or access the other features of the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The information contained in this Prospectus is not for publication or distribution into the United Kingdom. The information contained in this Prospectus is directed only at persons outside, and must not be acted upon by persons in, the United Kingdom. The information and any opinion contained in this Prospectus does not constitute a public offer in the United Kingdom under any applicable legislation or an offer to sell or solicitation or an offer to buy any securities or financial instruments in the United Kingdom or any advice or recommendation with respect to such securities or other financial instruments. This Prospectus is only intended for persons outside the United Kingdom, as described in Article 12 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

The date of this Prospectus is November 18, 2008

WHERE YOU CAN FIND MORE INFORMATION	17

BP

BP is one of the largest integrated oil companies in the world, operating in 100 countries, on six continents, and serving 10 million customers every day throughout the world. Our worldwide headquarters is located in London, United Kingdom. Our registered address is:

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD

United Kingdom

Telephone +44 (0)20 7496 4000

Internet address: www.bp.com

BP is a global group with interests and activities held or operated through subsidiaries, jointly controlled entities or associates established in, and subject to the laws and regulations of, many different jurisdictions. These interests and activities cover two business segments, Exploration and Production and Refining and Marketing. In addition, BP has growing activity in Alternative Energy and is supported by a number of organizational elements comprising group functions and regions. Exploration and Production’s activities include oil and natural gas exploration, development and production (upstream activities), together with related pipeline, transportation and processing activities (midstream activities), as well as marketing and trading of gas and power, marketing of liquefied natural gas (LNG) and natural gas liquids (NGLs). The activities of Refining and Marketing include the supply and trading, refining, marketing and transportation of crude oil, petroleum and chemicals products. Alternative Energy invests in new ways of providing energy – from innovative new solar and wind businesses to advanced biofuels and clean energy technologies such as the capture and storage of carbon dioxide from traditional fossil fuels. The group provides high-quality technological support for all its businesses through its research and engineering activities. BP has well-established operations in Europe, the U.S., Canada, Russia, South America, Australasia, Asia and parts of Africa.

BP ADSs

BP ADSs are equity securities known as “American Depositary Shares,” which trade on the New York Stock Exchange at prices quoted in U.S. dollars. Each BP ADS represents six “ordinary shares” of BP. Ordinary shares are the English equivalent of common stock in a U.S. corporation. BP ordinary shares trade on the London Stock Exchange at prices quoted in pounds sterling. Dividends on BP ADSs are currently declared and paid in U.S. dollars. If any dividend is announced in a currency other than U.S. dollars, the dividend will be paid in U.S. dollars based on a currency exchange rate selected by BP’s board of directors.

THE PLAN

Who Can Join?

U.S. and Canadian Investors. At the present time, the Plan is open only to investors residing in the United States and Canada (including their territories and possessions).

Current Shareholders. If you have at least one BP ADS registered in your name, you are eligible to join the Plan. If you hold BP ADSs through a bank or broker (that is, in “street name”), you may become eligible to join the Plan by asking to have at least one BP ADS registered in your name.

New Shareholders. If you are not yet a BP ADS holder, you may join the Plan by making an initial investment of at least U.S. $250 or authorizing a minimum of five consecutive monthly automatic withdrawals of U.S. $50 each from your bank account. The maximum annual investment is U.S. $250,000.

How Do You Enroll?

Current Shareholders. If you are a U.S. or Canadian holder of record of at least one BP ADS, you may enroll by filling out the enrollment form and returning it to JPMorgan Chase Bank, N.A., the administrator for the Plan (the “Administrator”). If you own BP ADSs but they are registered in the name of a bank or broker (that is, in “street name”), you may become an owner of record and enroll in the Plan by asking your bank or broker to transfer at least one of your BP ADSs to the Administrator and have an account established in your name. Once you enroll, all of your BP ADSs that are registered in the exact same name as on the enrollment form, whether you acquired them before or acquire them after you joined the Plan, will automatically be treated as Plan shares. Any BP ADSs that remain in “street name” will not be treated as Plan shares. A current shareholder may also open an account by making an initial cash investment, as set forth in the following paragraph, in which event any BP ADSs registered in the exact same name as on the enrollment form for the new account will automatically be transferred to that account and be treated as Plan shares.

New Shareholders/New Accounts. If you do not own any BP ADSs, or if you wish to establish a separate account (for example, a joint account with your spouse or as custodian for a minor), you may enroll by filling out an enrollment form and returning it to the Administrator, together with a check made payable to “Shareowner Services”, in U.S. dollars, for at least $250. The Administrator will not accept cash, credit/debit card transactions, traveler’s checks, money orders or third party checks. Alternatively, U.S. investors can enroll online through the Administrator’s website at www.adr.com/buybp by clicking on the “Enroll Now” button and following the instructions for online enrollment. U.S. investors who enroll online may elect to make the U.S. $250 minimum initial investment through a single automatic withdrawal or by five consecutive monthly automatic withdrawals of U.S. $50 each.

Individual Retirement Accounts. BP and the Administrator have arranged for Fiserv Trust Company (“Fiserv”) to make available a variety of tax-advantaged accounts that invest solely in BP ADSs through the Plan. These accounts currently include traditional Individual Retirement Accounts (“IRAs”), Roth IRAs and Coverdell Educational Savings Accounts and are generally available both for new contributions and for rollovers. For more information on this service, including special disclosures, fee information and enrollment materials, please call the Fiserv IRA Department toll-free at 1-800-472-2337. IRAs and similar accounts are provided directly by Fiserv, and neither BP nor the Administrator has any responsibility with respect to them.

Purchasing BP ADSs

Additional Investments. Once you are enrolled in the Plan, you can make additional investments at any time with as little as U.S. $50, through the mail or through electronic withdrawal from your bank account.

•

Through the Mail: You can make additional investments by mailing a check in U.S. dollars to the Administrator, together with the tear-off form that will be included with your Plan Statement. The Administrator will not accept cash, credit/debit card transactions, traveler’s checks, money orders or third party checks.

•

Through the Internet: You can also purchase additional BP ADSs by accessing your Plan account through the Administrator’s website at www.adr.com/accountaccess and authorizing the Administrator to withdraw funds from your bank account. Individual electronic purchases must be in amounts less than $100,000. For purchases equal to or greater than $100,000, you will be required to submit separate smaller transactions in amounts less than $100,000 which add up to the amount you wish to invest.

•

Automatic Monthly Investment: You can purchase additional BP ADSs on a regular basis by authorizing automatic withdrawals of U.S. $50 or more from your bank account. You may authorize automatic investments under the Plan by filling out the appropriate information on your enrollment form when you enroll or by accessing your Plan account through the Administrator’s website atwww.adr.com/accountaccess.

Please allow thirty days for the Administrator to process your request to enroll in automatic monthly investment. If you sign up to make automatic monthly investments, your money will be withdrawn on your choice of the 1st or the 15th of each month (or if the 1st or the 15th is not a business day, on the next business day) and used to purchase BP ADSs within five business days. You can change or discontinue your automatic monthly investments by calling the Administrator toll-free at 1-877-638-5672, by accessing your Plan account through the Administrator’s website at www.adr.com/accountaccess or by notifying the Administrator in writing. To be effective with respect to a particular investment date, your request to change or discontinue the automatic monthly debit feature must be received by the administrator at least 15 business days prior to the investment date.

Maximum Annual Investment. The most you can invest through the Plan in any calendar year is U.S. $250,000.

Open Market Purchases. All BP ADSs purchased under the Plan will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP or any of its subsidiaries, including BP North America. Purchases will be made through an independent broker-dealer (which may be an affiliate of the Administrator).

Timing. Under most circumstances, purchases for your Plan account will be made within five business days after the Administrator receives your money. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP ADSs will be bought for the Plan. Accordingly, you will not be able to instruct the Administrator to purchase shares at a specific time or at a specific price. You will not be paid interest pending the investment of your money in additional BP ADSs.

Purchase Price. Your purchase price will be the weighted average price per share paid for all BP ADSs purchased for the Plan for the relevant purchase date. The cost basis of your BP ADSs will include your purchase price plus the amount of brokerage commissions paid on your behalf by BP North America. See “U.S. Federal Income Tax Consequences.”

Book-Entry Ownership. All of the BP ADSs purchased through the Plan will be held by the Administrator and reflected in book-entry form in your account on the records of the Administrator. Ownership in book-entry form means that, while you will have full ownership of your Plan shares, you will not receive a paper stock certificate (called an “American Depositary Receipt” or “ADR”). Book-entry ownership eliminates the risk and expense of replacing lost or stolen ADRs, assures that your shares are always available should you need to deliver them for transfer and avoids your costs in maintaining a safe deposit box or other place to store your securities. However, if you prefer to hold your Plan shares in certificated form, you may receive ADRs upon request as described below under “Obtaining ADRs.”

Returned Checks/Failed Transfers. If any optional cash investment, including payments by check or automatic withdrawal, is returned for any reason, the Administrator will remove from your account any BP ADSs purchased upon prior credit of such funds, and you will be responsible for a $25.00 insufficient funds fee and any market loss on the failed purchase if the price at the time of removal is less than the purchase price. In order to collect the $25.00 fee and recover any market loss on the failed purchase, the Administrator may sell shares from your account. The Administrator will waive the usual sales fees on any such sale and will retain the proceeds to offset any outstanding fee or market loss. This transaction will be reported to you and the Internal Revenue Service on Form 1099-B shortly after the end of the year in which the transaction took place. See “U.S. Federal Income Tax Consequences” below.

Dividend Reinvestment and Payment Options

All, Some or None. You can instruct the Administrator to reinvest the cash dividends on all, some or none of your Plan shares in additional BP ADSs. Absent instructions to the contrary, all cash dividends will be automatically reinvested.

Reinvestment and Payment Instructions. You can provide the necessary information regarding reinvestment or payment of your cash dividends on your enrollment form, by accessing your Plan account through the Administrator’s website at www.adr.com/accountaccess or by contacting the Administrator in writing. Any instructions regarding reinvestment or payment of your dividends must be received by the Administrator no later than three business days before the next dividend record date to be effective for that dividend.

If you do not wish to reinvest the cash dividends on all of your Plan shares – that is, if you wish to receive the dividends on some or all of your Plan shares in the form of cash – we recommend that you instruct the Administrator to send your cash dividends directly to your bank account via electronic funds transfer. There is no charge for this convenience, which avoids any risk of loss or delay in receipt of your dividends. However, if you prefer to receive payment of your cash dividends by check, the Administrator will mail checks to the address of record. The Administrator will also send you a check in the event an electronic funds transfer to your bank account fails because of erroneous instructions.

Purchases. BP ADSs purchased with reinvested cash dividends will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP or any of its subsidiaries, including BP North America. Purchases will be made through an independent broker-dealer (which may be an affiliate of the Administrator). Purchases for dividend reinvestment will be made within 30 days of the dividend payment date, unless otherwise required by law. The purchase price of BP ADSs acquired for dividend reinvestment will be the weighted average price per share of all BP ADSs purchased for the Plan with dividends for a given dividend payment date.

Selling BP ADSs

Sales. You can sell some or all of the BP ADSs in your Plan account at any time by calling the Administrator toll-free at 1-877-638-5672 or by completing the tear-off form that will be included with your Plan statement. You can also sell BP ADSs held in book-entry form, and conduct certain other transactions online by accessing your account through the Administrator’s website at www.adr.com/accountaccess. If you have ADRs for your BP ADSs, the Administrator will not process your request to sell until it receives ADRs representing the number of shares to be sold. The Administrator will deduct a transaction fee and a brokerage commission from the sale proceeds and will forward a check for the remaining balance to you within 15 business days after it receives your sale request. See “Plan Fees” below.

Whole Shares Only. You may only sell whole BP ADSs held in your Plan account, not fractional shares. Fractional shares will be cashed out only upon termination of your Plan account, as described under “Termination of Plan Participation” below.

Timing. The Administrator will sell BP ADSs through an independent broker-dealer as soon as practical after it receives your request (and, if applicable, your ADRs), but in any event no later than the end of the next calendar week. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP ADSs will be sold for Plan accounts. Accordingly, you will not be able to instruct the Administrator to sell your shares at a specific time or at a specific price. If you prefer to have control over the exact timing and sale price, you can withdraw the shares and sell them through a broker of your own choosing.

Sale Price. The sale price per BP ADS will be the average price per share received by the Administrator for all sales made for Plan participants on the relevant sale date, less the per share fees and commissions incurred with respect to your BP ADSs. See “Plan Fees” below.

Receipt of Proceeds. Upon settlement of the sale of your BP ADSs, the Administrator will send you a check for the proceeds from the sale, less any amounts required to be withheld under applicable law or the Plan. Settlement occurs three business days after the date of sale. You will not be paid interest on your sale proceeds.

Gifts and Share Transfers

You may transfer any or all of your BP ADSs, whether held in your Plan account or outside the Plan, to the Plan account of any other person, or to another person to be held outside the Plan. To effect a transfer, you must deliver to the Administrator a signed, written request in a form acceptable to the Administrator, and your signature must be Medallion Guaranteed by an officer of a commercial bank, trust company, credit union or savings and loan association, or by a stockbroker, who is a member of the Securities Transfer Agents Medallion Program.

To a Plan Account. If you are transferring BP ADSs held in your Plan account to another existing Plan account, your request should include the complete name and address on the account and other account identification information. If the person to whom you are giving shares is not already a Plan participant, you must also submit an enrollment form and any other documentation required by the Administrator. Unless you are terminating your own participation in the Plan, you may transfer only whole ADSs.

Outside the Plan. If you are transferring BP ADSs held in your Plan account to another person, to be held outside the Plan, you must provide the Administrator with complete account information and submit any other documentation required by the Administrator. You may transfer only whole ADSs to be held outside the Plan.

ADR Safekeeping

If you hold ADRs representing BP ADSs, whether or not they were acquired through the Plan, you can deposit them in the Plan for safekeeping. The Administrator will reflect the BP ADSs represented by those ADRs in book-entry form in your Plan account. To deposit ADRs for safekeeping, send them to the Administrator at the address set forth under “For More Information” below. To insure against risk of loss resulting from mailing your ADRs, the Administrator strongly recommends that you use registered or certified mail to mail your ADRs to the Plan Administrator, insuring the ADRs for 2% of the current market value of the BP ADSs represented thereby. In any case, you bear the full risk of loss, regardless of the method used, in the event the ADRs are lost. YOU SHOULD NOT ENDORSE YOUR ADRs PRIOR TO MAILING.

Obtaining ADRs

You can obtain ADRs for any or all of the whole BP ADSs held in your Plan account in book-entry form at any time for free. To obtain ADRs, you can call the Administrator toll-free at 1-877-638-5672, or submit the tear-off form included with your Plan statement. Please allow 30 days for the Administrator to process your request.

Conducting Transactions Online

U.S. investors can enroll in the Plan online through the Administrator’s website at www.adr.com/buybp by clicking on the “Enroll Now” button and following the instructions for online enrollment. Once enrolled in the Plan, you can authorize additional investments, sell BP ADSs held in book-entry form, and conduct certain other transactions online by accessing your account through the Administrator’s website at www.adr.com/accountaccess. You may also reach the Administrator’s website through a hyperlink from the “Investors” section of the BP website at www.bp.com/investors. Online access is not available for corporations and other legal entities, and the Administrator may impose additional limitations on online transactions.

Conducting Transactions Via Telephone

You may contact the Administrator by telephone to authorize changes to or the discontinuation of automatic monthly bank withdrawals; sell some or all of the BP ADSs credited to your Plan account, up to a maximum current market value of $25,000 (transactions greater than $25,000 must be requested in writing); request an ADR for some or all of your whole BP ADSs; and change your dividend reinvestment option.

Plan Fees

•	There is no fee to enroll in the Plan.

•

You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your BP ADSs under the Plan, deposit BP ADSs in the Plan for safekeeping or obtain ADRs for shares held in book-entry form. However, if you invest through electronic withdrawal from your bank account, you should check with your bank to see whether it charges any fees for this service.

•	When you sell BP ADSs you will be charged a sales fee (currently U.S. $15 per sale) and a brokerage commission (currently U.S. $0.12 per share) on the shares sold.
•

If BP North America terminates your Plan account because it holds less than one full BP ADS, you will be charged the brokerage commission on one full BP ADS (currently U.S. $0.12) for the Administrator to liquidate the fractional share remaining in your account.

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If your check is returned or an electronic debit from your bank account fails due to insufficient funds, you will be charged a service fee (currently U.S. $25). Of course, until the Administrator receives good funds, it will be unable to effect the transaction that you requested.

•	BP North America may change the Plan fees from time to time.
•	For information about Fiserv’s fees to invest through an IRA or similar account, please call the Fiserv IRA Department toll-free at 1-800-472-2337.

Plan Statements and Forms

Each time that you reinvest dividends or purchase, sell or withdraw BP ADSs through the Plan, you will receive a statement confirming your transaction. Quarterly reinvestment statements will include a tear-off form that can be used for additional investments, sales or withdrawals. At a minimum, each year you will receive an annual statement that shows how many BP ADSs you own through the Plan and your account activity for the year-to-date. You can obtain additional account information from the Administrator as described under “For More Information” below.

U.S. Federal Income Tax Consequences

We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this Prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax advisors for information about your specific situation. Canadian participants should consult their tax advisors as to the consequences to them of participating in the Plan.

In general, all your cash dividends, whether paid to you in cash or reinvested, are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions on purchases of BP ADSs purchased through the Plan (which will be paid by BP North America on your behalf) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service on Form 1099-DIV shortly after the end of each year.

Under this general rule, the cost basis for U.S. federal income tax purposes of BP ADSs acquired through the Plan will be the price at which the shares are credited to your Plan account (see “Purchasing BP ADSs-Purchase Price” and “Dividend Reinvestment-Purchases”), increased by the amount of the brokerage commissions with respect to such shares paid by BP North America on your behalf.

You will generally not realize gain or loss for U.S. federal income tax purposes upon the deposit of BP ADSs in your Plan account, or the receipt of ADRs for ADSs held in your Plan account. You will generally realize gain or loss on the sale of BP ADSs. Any gain or loss you incur should be reflected when you file your income tax returns.

The above rules may not be applicable to certain participants in the Plan, such as tax-exempt entities (including IRAs) and foreign shareholders. All participants are advised to consult their own tax advisors.

In the case of Plan participants whose dividends are subject to U.S. federal tax withholding, to the extent you elect dividend reinvestment, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

Communications and Voting

As a Plan participant, you will receive all communications sent to record holders of BP ADSs. You may consent to receive proxy and shareholder communications electronically through the Administrator’s website at www.adr.com/shareholder or through BP’s website at www.bp.com. For any meeting of shareholders of BP, as long as there are whole BP ADSs in your Plan account on the relevant record date, you can attend, speak and vote at the meeting, or you can instruct the depositary bank for BP’s ADR program (the “Depositary”) to vote the BP ordinary shares represented by your BP ADSs. You will receive a voting instruction form from the Depositary that will cover all of the whole BP ADSs held in your Plan account. This voting instruction form allows you to indicate how you want the BP ordinary shares represented by your BP ADSs to be voted, either by marking and returning the voting instruction form or by following the instructions on the form for voting electronically. The Depositary will cause those shares to be voted only as you indicate. If you do not return a voting instruction form or vote electronically, the BP ordinary shares represented by your BP ADSs will not be voted.

Share Splits and Other Distributions

If BP declares a share split or share dividend, your Plan account will be credited with the appropriate number of additional BP ADSs on the payment date, or your existing BP ADSs will represent the additional ordinary shares distributed pursuant to the share split or share dividend. Your additional BP ADSs (including fractional shares) will be entitled to all the rights and privileges provided under the Plan.

In the event that BP offers any share subscription or other rights to holders of its ordinary shares, to the extent such rights are made available to holders of BP ADSs, the Administrator will make them available to you with respect to the BP ADSs in your Plan account. To the extent such rights are not made available to holders of BP ADSs, they may be sold for the benefit of such holders, in which case the Administrator will allocate your share of the proceeds of the sale to your Plan account.

If you send a notice of termination or a request to sell to the Administrator between the record date and the payment date for a share split, the request will not be processed until the share split is credited to your account.

Termination of Plan Participation

Voluntary Termination by Participant. If you wish to terminate your participation in the Plan and stop reinvesting your dividends, call the Administrator toll-free at 1-877-638-5672, complete the tear-off form included with your Plan statement or access your Plan account through the Administrator’s website at www.adr.com/accountaccess. Unless you instruct otherwise, the whole BP ADSs formerly in your Plan account will be registered in your name in the direct registration system maintained by the Depositary for the BP ADSs. The Administrator will liquidate any fractional BP ADS based on the sale price of the BP ADSs on the date of liquidation and send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law or the Plan. Following termination, the Depositary will send you evidence of the BP ADSs registered in your name.

Termination by BP North America. BP North America may terminate your Plan account without notice at any time if there is less than one whole BP ADS in your Plan account. In the event of any such termination, the Administrator will liquidate any fractional share based on the sale price of the BP ADSs on the date of liquidation and will send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law or the Plan.

Changes to the Plan

BP North America may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes. Under no circumstances will any amendment decrease the number of BP ADSs that you own or result in a distribution to BP or to any of its subsidiaries, including BP North America, of any amount credited to your Plan Account.

Administration

The Plan is currently administered by JPMorgan Chase Bank, N.A. The Administrator keeps records, sends statements and performs other duties relating to the Plan. JPMorgan Chase Bank, N.A. also acts as the Depositary, transfer agent, registrar and dividend disbursing agent for the BP ADSs. BP North America may replace the Administrator, and the Administrator may resign, at any time, in which case BP North America would designate a new administrator.

Purchases and sales of BP ADSs under the Plan will be made in the open market by a broker-dealer that is not affiliated with BP or any of its subsidiaries, including BP North America. The current Administrator is independent of BP and its subsidiaries, including BP North America. An affiliate of the Administrator may, from time to time, act as broker-dealer to buy and sell BP ADSs for the Plan. In the event that BP North America decides to administer the Plan itself or authorizes an affiliate to administer the Plan, BP North America will select an independent broker-dealer to make purchases and sales for the Plan.

For More Information

For information regarding the Plan, additional forms, help with Plan transactions or answers to your questions, please contact the Administrator at:

JPMorgan Chase Bank, N.A.

BP Direct Access Plan

P.O. Box 64503

St. Paul, Minnesota 55146-0503

Telephone: Toll-free 1-877-638-5672

Copies of the Direct Access Plan Prospectus and enrollment form are also available in the ADS holders section of BP’s Internet site at www.bp.com/investors.

Limitation of Liability

If you choose to participate in the Plan, you should recognize that none of BP, its subsidiaries, including BP North America, nor the Administrator or any agents it may appoint can assure you of a profit or protect you against loss on your investment in BP ADSs. Plan accounts are not insured by the Securities Investor Protection Corporation.

Although the Plan provides for the reinvestment of dividends, the announcement and payment of dividends will continue to be determined by the Board of Directors of BP, in its discretion. This decision depends on many factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

None of BP, its subsidiaries, including BP North America, nor the Administrator or any agents it may appoint will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity. This includes, without limitation, any claims for liability:

•	Arising out of failure to terminate a participant’s participation in the Plan upon the participant’s death prior to receipt of written notice of death from an appropriate fiduciary,
•	With respect to the prices or times at which BP ADSs are purchased or sold for any participant’s account, and
•	Arising from the act or omission to act by any broker or dealer appointed by the Administrator to effect any purchases or sales of BP ADSs.

VALIDITY OF SECURITIES

The validity under English law of the ordinary shares of BP underlying the BP ADSs to be offered pursuant to the Plan has been passed upon for BP by Rupert M. Bondy, Group General Counsel of BP. As of the date of this Prospectus, Mr. Bondy owned less than 0.1% of the BP ordinary shares outstanding (including options representing certain rights to purchase such shares).

EXPERTS

The group financial statements of BP p.l.c. appearing in BP p.l.c.’s Annual Report (Form 20-F) for the year ended December 31, 2007 and the effectiveness of BP p.l.c.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such group financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BP files annual and special reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any of these reports or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including BP. Most documents that BP files with the SEC are also available at www.bp.com.

This Prospectus is part of a Registration Statement on Form F-3 that we filed with the SEC to register the securities offered under the Plan. As allowed by SEC rules, this Prospectus does not contain all information you can find in the Registration Statement or the exhibits to the Registration Statement. The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2007 and the description of BP’s ordinary shares contained in our Report on Form 6-K filed on August 8, 2001 (SEC file number 001-06262). In addition, we incorporate by reference all future annual reports on Form 20-F that we file with the SEC prior to completion of the offering and any reports on Form 6-K that we furnish pursuant to the Securities Exchange Act of 1934 prior to completion of the offering that indicate on their cover pages that they are incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any of the information that has been incorporated by reference in the Prospectus. You may request a copy of any of these filings at no cost by writing or calling us at the following address and telephone number:

BP Shareholder Services

4101 Winfield Road – 3W

Warrenville, Illinois 60555

Telephone: Toll-free 1-800-638-5672

You should rely only on the information contained or incorporated by reference in this Prospectus. We have authorized no one to provide you with different information. You should not assume that the information in the Prospectus is accurate as of any date other than the date of this Prospectus (November 18, 2008).

Please read this booklet carefully. If you own BP ADSs now, or if you decide to buy BP ADSs in the future, please keep the booklet with your permanent investment records, since it contains important information about the Plan.

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

BP p.l.c. (“BP”) has entered into Deeds of Indemnity with the Directors and Secretary of BP by which BP agrees and confirms that the provisions of Article 155 of BP’s Articles of Association (as the same may from time to time be amended or modified) (the “Indemnity”) shall be enforceable directly by them against BP. The Directors and Secretary must promptly give BP written notice of any matter or circumstance which may give rise to a claim under the Indemnity and permit BP (where appropriate) to participate in and assume the defense of any action, suit or proceeding or governmental or other investigation of which they are made or threatened to be made a party and which may give rise to a claim under the Indemnity.

Article 155 of BP’s Articles of Association currently provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

With effect from October 1, 2007, the following provisions of the Companies Act 2006 (inserted by para. 2(1)(d) Companies Act 2006 (Commencement No. 3, Consequential Amendments, Transitional Provisions and Savings) Order 2007) provide as follows:

“232	Provisions protecting directors from liability
(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void except as permitted by –

(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).
(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.
(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

“233	Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

“234	Qualifying third party indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -
(a)	any liability of the director to pay -
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director -
(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5)	For this purpose -
(a)	a conviction, judgment or refusal of relief becomes final -
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and

(b)	an appeal is disposed of -
(i)	if it is determined and the period of bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under -

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

“235	Qualifying pension scheme indemnity provision
(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -
(a)	any liability of the director to pay -
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5)	For this purpose -
(a)	a conviction becomes final -

(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal is disposed of, and
(b)	an appeal is disposed of -
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.
(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”
“256	Associated bodies corporate

For the purposes of this Part –

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and
(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”
“239	Ratification of acts of directors
(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.
(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.
(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.
(4)

Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section –
(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;
(c)	a shadow director is treated as a director; and
(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6)	Nothing in this section affects –
(a)	the validity of a decision taken by unanimous consent of the members of the company, or
(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.
(7)

This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

“1157	Power of court to grant relief in certain circumstances
(1)	If in proceedings for negligence, default, breach of duty or breach of trust against –
(a)	an officer of a company, or
(b)	a person employed by a company as auditor (whether he is or is not an officer of the company)

it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust –
(a)	he may apply to the court for relief, and
(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

In addition, BP procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which BP, its subsidiaries and associated entities are not permitted or are otherwise unable or unwilling to meet by way of indemnity. No entity coverage for the benefit of BP is currently included as part of that insurance policy. While defense costs may be met, neither BP’s indemnity nor the insurance provides coverage in the event that a director or officer is the subject of criminal or regulatory fines or penalties or is proved to have acted fraudulently or dishonestly.

Item 9. Exhibits.

The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description
4

BP Direct Access Plan (Dividend Reinvestment and Direct Stock Purchase Plan), effective as of May 1, 2001, amended and restated as of December 6, 2004 and July 3, 2006, and further amended and restated as of November 3, 2008.

5	Opinion of Rupert M. Bondy, Group General Counsel of BP p.l.c., regarding the validity of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Rupert M. Bondy, Group General Counsel of BP p.l.c., (included in his opinion filed as Exhibit 5 to this Registration Statement).
24	Powers of Attorney (included in the signature page of this Registration Statement).

Item 10. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided,however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and other information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities sold are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on November 13, 2008.

BP p.l.c.
(Registrant)

By:	/s/ D. J. Pearl
D. J. Pearl
Deputy Company Secretary

POWER OF ATTORNEY

Each director and officer of the Registrant whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of such person and to file any amendments to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as the agent for service deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter D. Sutherland	Non-Executive Director	November 13, 2008
P. D. Sutherland	(Chairman)

/s/ Tony Hayward	Executive Director	November 13, 2008
Dr. A. B. Hayward	Group Chief Executive (Principal Executive Officer)

/s/ Byron Grote	Executive Director	November 13, 2008
Dr. B. E. Grote	(Chief Financial Officer)

/s/ A. Burgmans	Non- Executive Director	November 13, 2008
A. Burgmans

/s/ C. B. Carroll	Non-Executive Director	November 13, 2008
C. B. Carroll

/s/ Iain.C. Conn	Executive Director	November 13, 2008
I.C. Conn

/s/E.B. Davis, Jr.	Non-Executive Director	November 13, 2008
E. B. Davis, Jr.

/s/ D. Flint	Non-Executive Director	November 13, 2008
D. J. Flint

/s/ Dr. D. S. Julius	Non-Executive Director	November 13, 2008
Dr. D. S. Julius

/s/ A. G. Inglis	Executive Director	November 13, 2008
A. G. Inglis

/s/ Tom McKillop	Non-Executive Director	November 13, 2008
Sir Tom McKillop

/s/ Ian Prosser	Non-Executive Director
Sir Ian Prosser	(Deputy Chairman)	November 13, 2008

/s/ George David	Non-Executive Director	November 13, 2008
G. A. L. David

/s/ Willaim Castell	Non-Executive Director
Sir William Castell		November 13, 2008

/s/ S. R. Sawada	Authorised Representative	November 13, 2008
S. R. Sawada	in the United States